Exhibit 10.22

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

AMENDMENT NO. 1 TO THE COMMON STOCK ISSUANCE AGREEMENT

This Amendment No. 1 to the Common Stock Issuance Agreement (“Amendment”) is made and entered into, effective as of December 17, 2019 (“Amendment Effective Date”), by and between Vir Biotechnology, Inc., a Delaware corporation with offices at with an office at 499 Illinois Street, San Francisco, California 94158 (“Vir”), and Alnylam Pharmaceuticals, Inc., a Delaware corporation located at 300 Third Street, Cambridge, Massachusetts 02142 (“Alnylam”). Each of Vir and Alnylam are referred to in this Amendment as a “Party” and together, the “Parties”.

Background

WHEREAS, the Parties have entered into that certain Collaboration and License Agreement effective as of October 16, 2017 (as amended by Letter Agreement dated November 13, 2018, the “Collaboration Agreement”) pursuant to which the Parties entered into a collaboration to develop and commercialize certain compounds and products based on Alnylam’s RNAi technology, in connection with Hepatitis B and other infectious diseases;

WHEREAS, the Parties are amending certain provisions of the Collaboration Agreement applicable to Alnylam’s funding of the POC Study for the initial HBV Licensed Product and related milestone triggers;

WHEREAS, concurrent with the execution of the Collaboration Agreement, the Parties also entered into a Common Stock Issuance Agreement (referred to as the “Stock Purchase Agreement”), and the Parties desire to amend the Stock Purchase Agreement to align a milestone payment trigger contained therein with the changes being made pursuant to such  amendment of the Collaboration Agreement; and

WHEREAS, Section 12(g) of the Stock Purchase Agreement provides that the Stock Purchase Agreement may only be modified by a written instrument duly executed by an authorized representative of each Party.

NOW, THEREFORE, the Parties desire, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, to amend the Stock Purchase Agreement as set forth in this Amendment.

Article 1

DEFINITIONS

1.1Capitalized Terms. Capitalized terms used in this Amendment shall have the meanings set forth in the Collaboration Agreement and Stock Purchase Agreement unless otherwise defined and set forth in this Amendment. Except as expressly modified by this Amendment, the remainder of the Stock Purchase Agreement shall remain in force in accordance with its terms and without any modification.

Article 2

AMENDMENTS

2.1Amendment of Section 1(e)(i). Section 1(e)(i) of the Stock Purchase Agreement is hereby amended in its entirety, as follows:

(e) For purposes of this agreement:

(i) “Milestone Condition” shall mean [***].

Article 3

MISCELLANEOUS

3.1No Waiver. Nothing in this Amendment is intended to operate as a waiver of any claims either Party may have against the other Party arising prior to the date of this Amendment, including any claims arising prior to the date of this Amendment with respect to the performance of the Parties under the Stock Purchase Agreement. Any delay in enforcing a party’s rights under this Amendment or the Stock Purchase Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Amendment or the Stock Purchase Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by an authorized representative of the waiving Party, as applicable.

3.2Miscellaneous. This Amendment shall be governed by and interpreted in accordance with the law of the State of Delaware, U.S.A.. Except as specifically amended by this Amendment, the terms and conditions of the Stock Purchase Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures transmitted by PDF shall be treated as original signatures. Except to the extent expressly provided herein, the Stock Purchase Agreement, as amended by this Amendment, together with the Commitment Letter between the Parties entered into on the Commitment Letter Date and the Collaboration Agreement, including all appendices, exhibits and schedules to each of the foregoing, constitute the entire agreement between the Parties relating to the subject matter of the Stock Purchase Agreement and supersedes all previous oral and written communications, including all previous agreements, between the Parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, on the Amendment Effective Date Vir and Alnylam have caused this Amendment to be duly executed by their authorized representatives.

Vir Biotechnology, Inc.

By:	/s/ George Scangos

Name:	George Scangos

Title:	President and Chief Executive Officer

Alnylam Pharmaceuticals, Inc.

By:	/s/John Maraganore

Name:	John Maraganore

Title:	Chief Executive Officer